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                         EXHIBIT # 99(b)

                           DeVry Inc.

                   Director Nominating Process


The Governance Committee ("Committee") of the Board of Directors ("Board") is responsible for making recommendations of nominees for directors to the Board. Nominees are selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. When considering nominees the Committee seeks to ensure that the Board as a whole possesses, and individual members possess at least one of the following competencies:

  -    accounting and finance,
  -    business judgment,
  -    management,
  -    industry knowledge,
  -   leadership,
  -    strategy/vision.

In screening director nominees, the Committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee's ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by shareholders in accordance with the process for shareholder nominees identified in our By-laws. All shareholder nominees are to be submitted in writing to the Corporate Secretary, DeVry Inc., One Towner Lane, Oakbrook Terrace, IL 60181-4624, not less than 60 days prior to the immediately preceding annual meeting. Such shareholder's notice shall be signed by the shareholder of record who intends to make the nomination (Or his duly authorized proxy or

     a. the name and address, as they appear on our books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

     b. the number of shares of DeVry Inc. common stock which are beneficially owned by such shareholder or beneficial owner or owners;


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     c. a representation that such shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

     d. the name and residence address of the person or persons to be nominated,

     e. a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder,

     f. such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and

     g. the written consent of each nominees to be name in a proxy statement and to serve as a director if so elected; and

     h. in the case of any other business that such shareholder proposes to bring before the meeting,

             - a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment,

             - such shareholder's and beneficial owner's or owners' reasons for conducting such business at the meeting and

             - any material interest in such business of such shareholder and beneficial owner or owners.

In identifying potential nominees and determining which nominees to recommend to the Board, the Committee may retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the Committee will develop a specific set of ideal characteristics for the vacant director position. The Committee will look at nominees it identifies and any identified by shareholders on an equal basis using these characteristics and the general criteria identified above.